Exhibit 23.15

CONSENT OF EXPERT

The undersigned hereby consents to (i) the references to, and the information derived from, the Mineral Resource estimate for the Galena Complex and to (ii) the references to the undersigned’s name, included in or incorporated by reference in the Registration Statement on Form F-4 being filed by Americas Silver Corporation.

/s/ Aaron Gross
Aaron Gross, P.G.

Dated November 5, 2018